FORM OF
                          NON-RECOURSE
                        PROMISSORY NOTE
                     DUE NOVEMBER 1, 1997


$450,000.00                                 Pasadena, California
                                                 July 6, 1997

    FOR VALUE RECEIVED, ACACIA RESEARCH CORPORATION, a California corporation ("MAKER"), unconditionally promises to pay to the order of _______________, an individual ("PAYEE"), in the manner and at the place hereinafter provided, the principal amount of FOUR HUNDRED FIFTY THOUSAND DOLLARS ($450,000.00).


    Maker also promises to pay interest on the unpaid principal amount hereof from the date hereof until paid in full at a simple interest rate equal to 6.07% per annum from July 6, 1997 through November 1, 1997 ("Maturity"). Such interest shall not compound. Interest on this Note shall be payable on the maturity date and as set forth in Section 3 hereof.

     PAYMENTS. All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America. Maker shall have the right at any time and from time to time to prepay the principal of this Note in whole or in part, without premium or penalty, such prepayment, if in full, to be accompanied by accrued and unpaid interest to the date of prepayment. Maker shall also have the option, but not the obligation, on each date on which a partial payment is made to pay any interest which has accrued as of such partial payment date. Any partial payments made hereunder shall be credited to
(i) cost of collection with respect to the Pledged Shares as defined in the Pledge Agreement, of even date herewith, between Maker and Payee; and (ii) principal, unless otherwise provided herein, and interest shall thereupon cease to accrue upon the principal so credited.

     ACCELERATION. Prior to the complete repayment of the Note and within 10 business days after the closing of one or more transactions (including, without limitation, offerings of equity or the incurrence of debt) in which Maker raises capital to be used for Maker's purposes, Maker agrees to use 32.5% of the net proceeds realized by Maker in each transaction to reduce the outstanding amount of this Note.

     EVENTS OF DEFAULT. The occurrence of any of the following events shall constitute an "EVENT OF DEFAULT:"

     failure of Maker to pay any principal under this Note when due, whether at stated maturity, acceleration, or otherwise, or failure of Maker to pay any interest or other amount due under this Note within five business days after the date due; and

     if Maker shall challenge, or institute any proceedings to challenge, the validity, binding effect or enforceability of this Note or any endorsement of this Note or any other obligation to Payee.

     REMEDIES. Upon the occurrence and during the continuance of any Event of Default, Payee may, by written notice to Maker, declare the principal amount of this Note, together with accrued interest thereon, to be due and payable, and the principal amount of this Note, together with such interest, shall thereupon immediately become due and payable without presentment, further notice, protest or other requirements of any kind (all of which are hereby expressly waived by Maker).

     MISCELLANEOUS.

    (a) Any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile or telex, or three business days after depositing it in the United States mail with postage prepaid and properly addressed. For the purposes hereof, the address of Maker shall be as specified under its signature below; the address of Payee shall be Mr. H. Lee Browne, c/o Soundview Technologies Incorporated, Two Soundview Drive, Greenwich, Connecticut 06830; or in each case at such other address as shall be designated by Payee or Maker.

   (b) No failure or delay on the part of Payee or any other holder of this Note to exercise any right, power or privilege under this Note and no course of dealing between Maker and Payee shall impair such right, power or privilege or operate as a waiver of any default or an acquiescence therein, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies expressly provided in this Note are cumulative to, and not exclusive of, any rights or remedies that Payee would otherwise have. No notice to or demand on Maker in any case shall entitle Maker to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of Payee to any other or further action in any circumstances without notice or demand.

   (c) Maker and any endorser of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

   (d) If any provision in or obligation under this Note shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

   (e) This Note is non-recourse to the Maker and its assets, and Maker shall have no personal liability under this Note. Payee's only recourse shall be against the collateral pledged to Payee under the Pledge Agreement.

   (f) This Note and the rights and obligations of Maker and Payee hereunder shall be governed by, and shall be construed and enforced in accordance with, the internal laws of the State of California without regard to conflicts of laws principles.

   IN WITNESS WHEREOF, Maker has caused this Note to be executed and delivered by its authorized officer as of the day and year and at the place first above written.

                            ACACIA RESEARCH CORPORATION




                          By:  Paul R. Ryan
                          Its:  President and Chief Executive
                                Officer

                          Notice Address:
                          Acacia Research Corporation
                          12 South Raymond Avenue
                          Pasadena, California  91105

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